United States Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to section 240.14a-12

SHARPS COMPLIANCE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined) ________________

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed: ________________________________________________________

October 3, 2012

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2012 Annual Meeting of Stockholders of Sharps Compliance Corp. The Annual Meeting will be held on Thursday, November 15, 2012 at 10:00 a.m. in the Aesops Room at the Hilton Houston Post Oak located at 2001 Post Oak Blvd., Houston, Texas, 77056.  The formal Notice of the Annual Meeting is set forth in the enclosed materials.

This year, you are being asked to:

1) act upon the election of six (6) Directors,
2) cast a non-binding advisory vote on executive compensation, and
3) ratify the selection by the Audit Committee of the Company’s Board of Directors of UHY LLP as the Company’s independent registered public accounting firm for the current fiscal year.

The Board of Directors recommends that you vote “For” Proposals 1, 2 and 3. These matters are discussed in greater detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Your participation and vote are important.  Even if you plan to attend the annual meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope.  Your shares will be voted in accordance with the instructions you give in your proxy.  Returning the proxy card will not limit your right to attend or vote at the annual meeting.  If you attend the annual meeting, you may vote in person if you wish, even if you previously returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for our Stockholders Meeting to be held on November 15, 2012. The Proxy Statement and a copy of our Annual Report on Form 10-K for the year ended June 30, 2012 are available at:

http://investor.sharpsinc.com/annuals.cfm

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of our Company.  We look forward to seeing you at the Annual Meeting.

Sincerely,
______________________
F. Gardner Parker
Chairman of the Board

9220 Kirby Drive, Suite 500
Houston, Texas 77054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 15, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the "Annual Meeting") of Sharps Compliance Corp., a Delaware corporation (the "Company"), will be held on Thursday, November 15, 2012 at 10:00 a.m. (central time) in the Aesops Room at the Hilton Houston Post Oak located at 2001 Post Oak Blvd., Houston, Texas 77056 for the purpose of considering and voting upon the following:

1.	the election of six (6) directors to hold office until the next Annual Meeting of Stockholders or until the election and qualification of their respective successors,
2.	the advisory vote on executive compensation,
3.	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of UHY LLP as the Company’s independent registered public accounting firm for the current fiscal year, and
4.	such other business if properly raised.

The Board of Directors recommends that you vote “For” Proposals 1, 2 and 3. These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on September 24, 2012 as the record date for the meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

You are cordially invited to attend the annual meeting. To ensure that your shares are represented and voted, however, you should complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible. Your shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted by signing and returning a proxy for the same shares bearing a later date, by filing with the Corporate Secretary of the Company a written revocation bearing a later date or by attending the annual meeting and voting in person. You will still be able to vote your shares in person should you decide to attend the annual meeting, even if you have previously returned your proxy card.

By Order of the Board of Directors
_______________________________
Diana P. Diaz
Corporate Secretary
Houston, Texas
October 3, 2012

YOUR VOTE IS IMPORTANT
Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope so that your shares will be represented whether or not you attend the annual meeting.

SHARPS COMPLIANCE CORP.
9220 Kirby Drive, Suite 500
Houston, Texas 77054

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 15, 2012

SOLICITATION AND OTHER INFORMATION RELATED TO THE COMPANY

General and Revocability of Proxies

This Proxy Statement (the "Proxy Statement") and the accompanying materials are furnished in connection with the solicitation of proxies by the Board of Directors of Sharps Compliance Corp., a Delaware corporation (the "Company"), on behalf of the Company, to be used at the Annual Meeting of Stockholders of the Company to be held on November 15, 2012 (the "Annual Meeting") at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and adjournment(s) or postponement(s) thereof. This Proxy Statement, Proxy Card and the Company's Annual Report covering the Company's fiscal year ended June 30, 2012, including audited financial statements, are being mailed to the stockholders of the Company on or about October 3, 2012.

The accompanying proxy is designed to permit each holder of the Company's common stock, par value $0.01 per share (the "Common Stock"), (i) to vote for or withhold voting for, the nominees for election as directors of the Company, (ii) to cast a non-binding advisory vote for or against or abstain from voting for, the executive compensation for the officers of the Company as named in this Proxy Statement (referred to as “say-on-pay”), (iii) to ratify the selection by the Audit Committee of the Company’s Board of Directors of UHY LLP (“UHY”) as the Company’s independent registered public accounting firm for the current fiscal year and (iv) to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When a stockholder's executed proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. For items (i) and (ii), which are considered non-routine under Rule 452 of the New York Stock Exchange, which was adopted by the NASDAQ Capital Market, if you do not provide voting instruction, your shares will not be voted for these items.  For item (iii), which is considered routine, abstentions and broker non-votes will not affect the outcome of the voting on the proposal. If any other matters properly come before the Annual Meeting, the proxies will vote upon such matters according to their judgment.

The Company encourages the personal attendance of its stockholders at the Annual Meeting, and execution of the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting and to vote his or her shares in person. Any stockholder with a valid proxy has the right to revoke it by giving written notice of revocation to: Diana P. Diaz, Corporate Secretary, Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, Texas 77054, at any time before the proxy is voted, by executing and delivering a later-dated proxy, or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy will be effective, however, until received by the Company at or prior to the Annual Meeting. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

All expenses of the Company in connection with the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company’s directors, officers and employees may solicit proxies by telephone or other means of communication. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held of record by such persons and will reimburse such persons and their transfer agents for their reasonable out-of-pocket expense in forwarding such material.

The date of this Proxy Statement is October 3, 2012. There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this proxy statement.

Annual Report on Form 10-K

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, containing audited consolidated balance sheets as of June 30, 2012 and 2011, and the related consolidated statements of operations, of stockholders' equity, and of cash flows for the fiscal years ended June 30, 2012, 2011 and 2010, accompanies this Proxy Statement. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Upon written request, the Company will send you, without charge, a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2012, which the Company has filed with the Securities and Exchange Commission (the “SEC”) (and is available on the SEC’s website at www.sec.gov). Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests for such copies in writing to the Company's Investor Relations Department, c/o Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, Texas 77054. The Annual Report on Form 10-K is also available on the Company's website at www.sharpsinc.com.

Where You Can Find More Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy reports, statements or other information that the Company files at the SEC’s public reference rooms at 100 F. Street, NE, Washington, D.C., 20549.  Please call the SEC at (800) SEC-0330 for further information on the public reference rooms.  The SEC also maintains a website at http://www.sec.gov where the Company’s periodic filings and other information regarding the Company are available at no charge.

Code of Ethics

The Company has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company. The Code of Ethics is available on the Company’s website at www.sharpsinc.com. Amendments to and waivers from the Code of Ethics, if any, will also be disclosed and available on the Company’s website.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

General

The Board has fixed the close of business on September 24, 2012 as the record date (the “Record Date”) for the Annual Meeting. Only holders of record of the outstanding shares of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. At the close of business on September 24, 2012, there were 15,225,801 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter presented to the stockholders.  Cumulative voting is not permitted by the stockholders of the Company’s Common Stock.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date is necessary to constitute a quorum for transaction of business at the Annual Meeting. Assuming the existence of a quorum, pursuant to our bylaws, the affirmative vote of a plurality of the shares of Common Stock present, either in person or represented by proxy, and entitled to vote at the Annual Meeting is required to elect directors. With respect to matters other than the election of directors, our bylaws provide that, if a quorum is present, the affirmative vote of a majority of the shares of Common Stock present, either in person or represented by proxy, and entitled to vote at the Annual Meeting is required to decide any such matter brought before such meeting, except as otherwise provided by our Certificate of Incorporation or applicable law.  Accordingly, a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting must be cast in favor of the proposal for the non-binding approval of executive compensation in order for such proposal to be approved by our stockholders.  If a quorum is not present in person or by proxy, the Annual Meeting may be adjourned until a quorum is obtained.

Abstentions are counted toward the calculation of a quorum and will have the same effect as a vote against a proposal. Broker non-votes occur when a broker or nominee holding shares for a beneficial owner does not vote on a non-routine proposal because the broker or nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to such proposal. Rule 452 of the New York Stock Exchange, which has been adopted by the NASDAQ Capital Market, provides that a broker or other nominee holding shares for a beneficial owner may generally vote on routine matters, but not non-routine matters, without receiving voting instructions. Under Rule 452, the uncontested election of directors (Proposal 1) and the non-binding advisory vote on executive compensation (Proposal 2) are considered non-routine matters. If your shares are held by a broker or nominee and you do not provide such voting instructions, your shares will not be voted for Proposals 1 and 2.  Please provide instructions to your brokers or nominee on how to vote your shares. Under Rule 452, the ratification of the selection of the independent registered public accounting firm (Proposal 3) is considered a routine matter. Abstentions and broker non-votes will not affect the outcome of the voting on Proposal 3.

Security Ownership of Management and Certain Beneficial Owners

The following table and notes thereto set forth certain information with respect to the shares of Common Stock beneficially owned by, (i) each director of the Company, (ii) all executive officers of the Company, including those listed in the Summary Compensation Table set forth under the caption “Executive Compensation” below, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, as of the Record Date.  The address for each director and officer is c/o Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, Texas 77054.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Ownership (1)		Percent of Class Owned Beneficially (2)
Directors:

F. Gardner Parker	191,127	(3)	1.3%

John W. Dalton	1,071,762		7.0%

Parris H. Holmes	766,897		5.0%

Renee P. Tannenbaum	18,436	(4)	*

David P. Tusa	402,320	(5)	2.6%

Philip C. Zerrillo	374,035		2.5%

Executive Officers:

Claude A. Dance	127,236	(6)	*

Diana P. Diaz	44,584	(7)	*

Gregory C. Davis	31,332	(8)	*

Khairan "Al" Aladwani	39,001	(9)	*

All executive officers and directors as a group	3,066,730	(10)	20.1%
(10 individuals)

Other:
The Estate of Ramsay Gillman	1,013,596		6.7%
10595 W Sam Houston Parkway
Houston, Texas 77099

Thomson Horstmann & Bryan Inc.	1,308,130		8.6%
501 Merritt 7
Norwalk, Connecticut 06851

Notes:
(1)
Unless otherwise noted in this table or notes relating hereto, each of the persons named in the table has sole voting and investment power with respect to the shares reported, subject to community property laws, where applicable.

(2)
The percentages indicated are based on, (i) 15,225,801 shares of Common Stock issued and outstanding on the Record Date and (ii) outstanding stock options exercisable within 60 days of the Record Date. A (*) indicates less than 1% ownership.

(3)	Mr. Parker has pledged 53,164 shares of Common Stock owned by him as collateral for a personal loan with a commercial bank.
(4)	Renee P. Tannenbaum was appointed to the Board of Directors on February 29, 2012.
(5)	Includes 257,917 shares that Mr. Tusa has the right to acquire within 60 days upon the exercise of stock options.
(6)
Includes 121,236 shares that Mr. Dance has the right to acquire within 60 days upon the exercise of stock options. Effective November 11, 2011, Mr. Dance was promoted to Executive Vice President of Sales and Marketing

(7)	Includes 40,834 shares that Ms. Diaz has the right to acquire within 60 days upon the exercise of stock options.
(8)	Includes 31,332 shares that Mr. Davis the right to acquire within 60 days upon the exercise of stock options.
(9)	Includes 35,001 shares that Mr. Aladwani has the right to acquire within 60 days upon the exercise of stock options.
(10)	Includes 486,320 shares that all directors and executive officers have the right to acquire within 60 days upon the exercise of stock options.

MANAGEMENT

Set forth below is information with respect to each director and executive officer of the Company as of September 24, 2012. The executive officers are elected by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any two directors or executive officers.

Name	Age	Position
Directors:
F. Gardner Parker	70	Chairman of the Board
John W. Dalton (1),(2),(3)	71	Director
Parris H. Holmes (2),(3)	68	Director
David P. Tusa	52	Director, Chief Executive Officer and President
Renee P. Tannenbaum(1),(2),(4)	60	Director
Philip C. Zerrillo (1),(3)	54	Director

Executive Officers:
Claude A. Dance(5)	53	Executive Vice President of Sales and Marketing
Diana P. Diaz	49	Vice President and Chief Financial Officer
Gregory C. Davis	45	Vice President of Operations
Khairan “Al” Aladwani	57	Vice President of Quality Control / Assurance

Notes:
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Corporate Governance Committee
(4)	Dr. Renee P. Tannenbaum was appointed to the Board of Directors on February 29, 2012.
(5)	Effective November 17, 2011, Mr. Dance was promoted to Executive Vice President of Sales and Marketing.

The following information about the Company's executive officers and directors details their business experience, including the qualifications, attributes or skills that caused the Board to determine that the board members should serve as a director of the Company.

F. Gardner Parker has served as a director of the Company since February 2003 and was appointed Chairman of the Board in November 2010.  In November 2008, Mr. Parker was named Lead Independent Director. Mr. Parker serves on the board of directors of five other public companies, including: Camden Property Trust, Carrizo Oil & Gas, Hercules Offshore and Triangle Petroleum Corporation. Mr. Parker also serves as a director of the following private companies: Gillman Automobile Dealerships, Net Near U Communications, Camp Longhorn, Inc., Sherwood Healthcare Inc., Overpar, Inc. and Norton Ditto. In the past, Mr. Parker served on the boards of Crown Resources, Blue Dolphin Energy Company and Pinnacle Oil & Gas. Mr. Parker was previously with Ernst & Ernst (now Ernst &Young LLP) for 14 years, seven of which he served as a partner.  Mr. Parker is a 2011 National Association of Corporate Directors (“NACD”) Board Leadership Fellow, completing a program of study for experienced corporate directors covering leading practices for boards and committees. Mr. Parker brings to the Board of Directors an extensive background in accounting and tax matters, experience as a director on the boards and audit committees of numerous public and private companies, and financial experience through his involvement in structuring private and venture capital investments for the past 25 years.

John W. Dalton has served as a director of the Company since November 2008. Since May of 2004, Mr. Dalton has operated an investment firm, Domaine Capital Properties, where he serves as principal owner and founder. Mr. Dalton serves as the general partner or performs a similar function for a number of other private entities. Prior to May 2004, Mr. Dalton was a Vice President of RBC Dain Rauscher, Inc. (“RBC”), a full-service brokerage and investment firm. Mr. Dalton was employed by RBC for 38 years.

Mr. Dalton was a director of Cleveland Bank and Trust from 1976 to 1980. In 1982 Mr. Dalton was appointed by the then Governor of the State of Texas to the Texas Motor Vehicle Commission where he served in various roles including Chairman from 1982 to 1987. Mr. Dalton brings to the Board of Directors extensive experience in capital markets, experience on several private boards as well as involvement in the Texas and Houston business communities.

Parris H. Holmes has served as a director of the Company since July 1998. He previously served on the Company's Board of Directors from March 1992 until April 1996. Mr. Holmes served as Chairman of the Board and Chief Executive Officer of New Century Equity Holdings Corporation from May 1996 to June 2004.  Mr. Holmes served as both Chairman of the Board and Chief Executive Officer of USLD Communications Corp., formerly U.S. Long Distance Corp. (“USLD”), from September 1986 until August 1996, and served as Chairman of the Board of USLD until June 2, 1997.  Prior to March 1993, Mr. Holmes also served as President of USLD.  Mr. Holmes was a member of the Board of Directors of Princeton eCom Corporation, a leading provider of electronic bill presentment and payment services, from September 1998 until March 2004.  Mr. Holmes served as a member of the Board of Directors of Tanisys Technology Inc., through January 2002. Mr. Holmes brings to the Board of Directors extensive experience as a Chief Executive Officer, Chairman and Board member of numerous public and private companies in many industries.

Renee P. Tannenbaum, Pharm. D., MBA has served as a director of the Company since March 2012. Dr. Tannenbaum is President of Myrtle Potter & Company, LLC. Previously, she was the Executive Vice President and Chief Commercial Officer with Elan Pharmaceuticals, Inc., and has held a variety of leadership positions with Novartis Pharma AG, Bristol-Myers Squibb, and Merck and Company. Prior to joining the industry, Dr. Tannenbaum was an Assistant Professor of Clinical Pharmacy at the University of the Sciences at Philadelphia, where she continues to hold an adjunct faculty position. Dr. Tannenbaum currently serves on the board of directors of IMMUNE Pharmaceuticals, Bay Bio, a Northern California Life Sciences Association, the Advisory Board of the Women Business Leaders in Healthcare Industry Foundation (WBL), and the Advisory Board of the Healthcare Businesswomen's Association (HBA). Dr. Tannenbaum brings training and experience in pharmacy related businesses which provides her with a unique technical insight into drug disposal issues. Dr. Tannenbaum brings to the Board of Directors broad networks across the pharmaceuticals, managed care, wholesale distributor and retail pharmacy industries and with, government institutions, as well as major industry associations representing healthcare service providers, academia and industry.

Philip C. Zerrillo, Ph.D. has served as a director of the Company since September 1999. Dr. Zerrillo served, from 1999 to 2004, as Associate Dean and Executive Director of the Executive Education program at the University of Texas in Austin. Dr. Zerrillo has also served, from 2000 to 2002, as the Graduate Business Dean at the University of Texas in Austin. He has served as a visiting professor at several universities, including Northwestern University JL Kellogg Graduate School of Management, Thammasat University (Thailand), Hebrew University (Israel), IMADEC University (Austria), Helsinki School of Economics (Singapore) and The Luiss Guido Carli School of Management (Rome). Dr. Zerrillo is also the author of numerous published articles in the fields of distribution channel management and business system innovation. Dr. Zerrillo is currently a Professor at the Singapore Management University where he is Executive Director of Postgraduate Professional Studies and of Case Writing Initiatives. Dr Zerrillo also consults internationally. Dr. Zerrillo brings to the Board of Directors business and financial expertise gained from a PhD in marketing, extensive international academic appointments and consultation with international businesses as well as strategic business management expertise.

David P. Tusa was appointed President of the Company in June 2010, Chief Executive Officer on September 30, 2010 and a member of the Board of Directors in November 2010. He joined the Company in February 2003 as the Executive Vice President, Chief Financial Officer and Business Development and served in such positions until he was named President of the Company in June 2010.  Mr. Tusa was the Executive Vice President and Chief Financial Officer of Billing Concepts Corp. from August 1999 until June 2004. Prior to Billing Concepts, Mr. Tusa was Executive Vice President and Chief Financial Officer of U.S. Legal Support, a provider of litigation support services, during the period from September 1997 to August 1999.  Mr. Tusa also served as Senior Vice President and Chief Financial Officer of Serv-Tech, Inc., a publicly-held provider of specialty services to industrial customers in multiple industries, from April 1994 through August 1997.  Additionally, Mr. Tusa held various positions with CRSS, Inc., a publicly-held diversified services company from May 1990 through April 1994. Mr. Tusa served as an advisor to the Board of Directors of the Company from October 2001 to February 2003.  He is a Certified Public Accountant and holds a BBA from the University of Houston. Mr. Tusa brings to the Board of Directors extensive knowledge of the Company and its operations gained over ten years of service as an advisor or executive of the company as well as his experience as a senior corporate executive with other high growth public companies, his financial and accounting experience, and his experience as a director of other public companies.

Claude A. Dance, Executive Vice President of Sales and Marketing, joined the Company in August of 2007 as the Vice President of Sales - Emerging Markets and was appointed Executive Vice President of Sales and Marketing in November 2011.  Mr. Dance was promoted to Senior Vice President of Sales and Marketing in December 2007 with responsibility for national, regional and inside sales efforts, as well as marketing and customer service functions.  Prior to his employment with the Company, Mr. Dance served in various key roles including Senior Vice President of Sales and Marketing at Capital Returns Inc., a leading reverse logistics company from 2000 to 2007.  Prior to Capital Returns, Mr. Dance served in various sales and management roles with Pharmerica, a division of AmerisourceBergen, Cardinal Health and Wyeth Pharmaceuticals. Mr. Dance graduated in 1981 with a BA in Marketing and earned an MA in 1983, both from Northwestern State University of Louisiana.

Diana P. Diaz, CPA, Vice President and Chief Financial Officer, joined the Company in June 2010. Previously Ms. Diaz served in progressively challenging roles in the health and energy industries including Chief Financial Officer of the University General Hospital in Houston, Texas and Controller at Memorial Hermann Healthcare System, Texas Medical Center from 2002 to 2006. Prior to that, Ms. Diaz served as Vice President and Controller of the wholesale group at Reliant Energy, Inc. Ms. Diaz was also a Senior Audit Manager at Deloitte where she had more than ten years experience. She is a Certified Public Accountant and holds an MBA from Rice University and a BBA from the University of Texas.

Gregory C. Davis, Vice President of Operations, served as an information technology consultant to the Company beginning in 2004 and was appointed Director of Information Technology in March 2007. Mr. Davis was promoted to Vice President of Operations in May 2011 with responsibility for the Company’s traditional warehouse, manufacturing and distribution functions, while also managing delivery and integration of the increased data and technology requirements of the Company’s new solution offerings to its existing and new customers. Mr. Davis also continues to manage the information technology functions of the Company. Prior to joining the Company, Mr. Davis was the founder of an information technology company and held various positions in the information technology industry.

Khairan “Al” Aladwani, Vice President of Quality Control/Assurance, joined the Company in March 2008 as the Company’s Senior Vice President of Operations and served in such position until October 1, 2009 at which time he was named Vice President of Quality Control/Assurance.  Prior to his employment with the Company, Mr. Aladwani served as Vice President of Operations for Generic Medical Devices (“GMD”), a developer and manufacturer of medical devices.  Prior to GMD, Mr. Aladwani served in various operational roles with Cyberonics, Inc. (from 1999 to 2006), Creos Medical and Ohmeda Medical. Mr. Aladwani has extensive medical device, FDA and ISO experience as well as lean manufacturing certification from Purdue University. Mr. Aladwani holds a BA in Business Administration from Kuwait University.

BOARD OF DIRECTORS
Election of Directors - PROPOSAL ONE (1)

The Bylaws of the Company provide that the Board of Directors shall consist of not fewer than three nor more than ten members and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors at any meeting or by the stockholders at the Annual Meeting. The Board of Directors of the Company has set the number of directors comprising the Board of Directors at six.

The Corporate Governance Committee of the Board of Directors has nominated the individuals named below to be elected as Directors at the Annual Meeting. Each of the six nominees is presently serving as a Director of the Company. Each of the nominees has agreed to stand for election as a director of the Company, to serve until the Company’s 2013 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

The table below sets forth the names and ages of the nominees for director and the year each nominee first became a Director of the Company.  Biographical information on the nominees is set forth under the caption "Management."

Name (Age)	Director Since
John W. Dalton (71)	2008
Parris H. Holmes (68)	1998
F. Gardner Parker (70)	2003
Renee P. Tannenbaum (60)	2012
David P. Tusa (52)	2010
Philip C. Zerrillo (54)	1999

Unless otherwise indicated on any duly executed and dated proxy, the persons named in the enclosed proxy intend to vote the shares that it represents for the election of the nominees listed in the table above for the term specified. The Board of Directors anticipates that the listed nominees will be able and willing to serve, but if any nominee becomes unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee designated by the Board of Directors.

Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock, represented in person or by proxy at the Annual Meeting, is required for the election of directors. Assuming the receipt by each such nominee of the affirmative vote of at least a plurality of the shares of Common Stock represented at the Annual Meeting, such nominees will be elected as directors. Proxies will be voted in accordance with the specifications marked thereon, and if no voting instructions are provided, then shares will not be voted for the nominees. The Board of Directors recommends that Stockholders vote “For” the election of the nominees for director.

Board’s Leadership Structure and Role in Risk Oversight

Director Independence The Board has determined that each of Messrs. Parker, Dalton, Holmes, Zerrillo and Mme. Tannenbaum is an “independent director” within the meaning of the applicable rules of the SEC and the NASDAQ Capital Market (the “NASDAQ”).  The Audit Committee, Compensation Committee and Corporate Governance Committee of the Board are composed entirely of independent directors.

Succession and Transition David P. Tusa was appointed to the role of Chief Executive Officer effective September 30, 2010.  Mr. Tusa has been with the Company for over nine years and has been a key player in driving the Company’s growth, strengthening the balance sheet and ensuring efficiency in operations.  Mr. Tusa has been instrumental in initiating the joint marketing alliance with Daniels Sharpsmart and with the development of new solutions including Complete Needle™ Collection & Disposal System. The Board believes Mr. Tusa’s primary role should be to lead and manage the day-to-day operations of the Company.  Mr. Tusa has extensive knowledge of the day-to-day operations of the Company and his focus continues to be on expanding the Company’s customer base, expanding relationships with existing customers, and developing strategic relationships and alliances.

F. Gardner Parker was appointed Chairman of the Board (the “Chairman”) in November 2010. The Chairman is expected to organize the Board activities to enable the Board to effectively guide, oversee and hold management accountable. To fulfill that role, the Chairman is expected to create and maintain an effective working relationship with the Chief Executive Officer and other members of the Board; provide the Chief Executive Officer on-going direction as to Board needs, interests and opinions; and ensure that the Board agenda is appropriately directed to the matters of greatest importance to the Company. The Chairman is expected to preserve the distinction between management and oversight, ensuring that management develops a corporate strategy and the Board of Directors reviews and expresses its views on the corporate strategy. In addition the Chairman’s roles include but are not limited to the following, (i) advising the Chief Executive Officer as to an appropriate schedule of Board meetings, (ii) seeking to ensure that the directors can perform their duties responsibly while not interfering with on-going Company operations, (iii) approving with the Chief Executive Officer an agenda and the meeting schedules for the Board of Directors and Board Committee meetings, (iv) advising the Chief Executive Officer as to the quality, quantity and timeliness of the information submitted to the Board by the Company’s management that is necessary or appropriate for the directors to effectively and responsibly perform their duties, (v) calling meetings of the directors, and (vi) acting as the principal liaison between the directors and the Chief Executive Officer on sensitive issues.

Board’s Role in Risk Oversight The Board is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. The Board possesses and exercises oversight authority over the business, subject to governing documents and applicable law, but delegates day-to-day management of the Company to the Chief Executive Officer and other executive officers. This structure requires clear and timely communication between the Chief Executive Officer and Chairman regarding management decisions that will impact the Board. Viewed from this perspective, the Board generally oversees risk management, and the Chief Executive Officer and other executive officers manage the material risks that we face. The Board focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with such strategy.

Risks falling within this area would include but are not limited to business ethics, general business and industry risks, operating risks and financial risks. We have not concentrated within our executive officers responsibility for all risk management in a single risk management officer, but rather rely on various executive and other management personnel to understand, assess, mitigate and generally manage material risks that we face in various areas including capital expenditure plans, liquidity, operations and health, safety and environmental. As necessary, the Chief Executive Officer and other executive officers report to the Board and its committees, as appropriate, regarding material risk and the management of risk facing the Company. The Board monitors the risk management information provided to it and provides feedback to management from time to time.

The Audit Committee assists the Board in the oversight of the integrity of the Company’s financial statements and various matters relating to our publicly available financial information and our internal and independent auditors. The Audit Committee also evaluates related party transactions and potential conflicts of interest for the Company as they arise. The Audit Committee’s role includes receiving information from our employees and others regarding public disclosure, our internal controls over financial reporting and material violations of law. Risks associated with retaining and incentivizing management fall within the scope of the authority of the Compensation Committee, which assists the Board in reviewing and administering compensation, benefits, and incentive and equity-based compensation plans. These committees periodically receive reports from management regarding management’s assessment of risks and report regularly to the full Board regarding such risks.

Meetings, Committees and Committee Reports

Board and Committee Meetings The Board meets on a quarterly basis and holds special meetings whenever circumstances require.  The Board held four regularly scheduled quarterly meetings and no special meetings during the fiscal year ended June 30, 2012.  The independent Board members meet in executive sessions at each quarterly and special Board of Directors meeting. During 2012, each of the directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served that were held during the period in which he or she served as a director or committee member. The Company does not have a policy regarding director attendance at the Company’s Annual Meeting of Stockholders. All of the directors attended the Company’s 2011 Annual Meeting of Stockholders.

Committees of the Board - The Board currently has three standing committees:  Audit, Compensation and Corporate Governance.

Audit Committee Report. The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Audit Committee’s purpose is to assist the Board in its oversight of the Company’s internal controls and financial statements and the audit process.  The Board, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable standards of the SEC and NASDAQ.  The Audit Committee operates pursuant to a written charter adopted by the Board. The charter of the Audit Committee is available on the Company’s website. The address of the Company’s website is http://www.sharpsinc.com. Mr. Dalton, Dr. Tannenbaum and Dr. Zerrillo (Chairman) are the current members of the Audit Committee. The Board has determined that Dr. Zerrillo is an independent director who, in light of his business experience and financial expertise detailed above, qualifies as an audit committee financial expert, as that term is defined by the SEC and the applicable listing standards of the NASDAQ. The Audit Committee is responsible for pre-approving all services provided by the Company’s independent registered public accounting firm, UHY.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm, UHY, is responsible for performing an audit of (1) the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting and Oversight Board (United States) and (2) the Company’s internal control over financial reporting based on criteria established in the Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm.  The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, and related interpretations, as amended and currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526.  The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and has discussed with the independent registered public accounting firm its independence.

In overseeing the preparation of the Company’s financial statements and internal control over financial reporting, the Audit Committee met with both management and UHY to review and discuss all financial statements prior to their issuance, all assessments of internal control over financial reporting and significant accounting issues.  Based on the reports, review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

The Audit Committee met four times in the fiscal year ended June 30, 2012.

Philip C. Zerrillo, PhD
John W. Dalton
Renee P. Tannenbaum, Pharm. D

Compensation Committee Report. The information contained in this “Compensation Committee Report on Executive Compensation” shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee currently is comprised of three outside directors, Mr. Dalton (Chairman), Mr. Holmes and Dr. Tannenbaum, and administers and oversees all aspects of the Company’s Executive Compensation Policy and reports its determinations to the Board. The Compensation Committee does not currently have a charter. The Compensation Committee has reviewed and discussed the information under the caption “Compensation Discussion and Analysis” with management. Based on the review and discussions described in this Compensation Committee report, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The Compensation Committee met two times during the fiscal year ended June 30, 2012.

John W. Dalton
Parris H. Holmes
Renee P. Tannenbaum, Pharm. D

           The Corporate Governance Committee is appointed by the Board to ensure that the Board is appropriately constituted to meet its fiduciary obligations to the Company and its stockholders. The Corporate Governance Committee assists in monitoring and shaping the corporate governance of the Company and assists the Board in connection with Board nominations matters.  The Corporate Governance Committee evaluates the structure and membership of the Board and its committees and assesses the qualifications of prospective nominees to the Board.  In evaluating director candidates, the Corporate Governance Committee considers factors it deems relevant, including each member and nominee’s general understanding of marketing, finance, accounting, or other elements relevant to the success of a publicly traded company in the current business environment, understanding of our business on an operational level, integrity, education and professional background, and willingness to devote time to the Board’s duties.

In addition, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in these various areas. The Board of Directors oversees Chief Executive Officer and senior management succession planning. The process focuses on building management depth, considers continuity and stability within the Company, and responds to the Company’s evolving needs and changing circumstances.

The Board of Directors does not specifically consider diversity in regards to ethnicity, gender, race, or age in assessing the qualifications of director nominees nor does it have a policy regarding diversity of nominee candidates. However, as stated above, the committee does consider the diversity of professional experiences and the background of nominees, both individually, and in the context of the whole board.

The Corporate Governance Committee periodically reviews and assesses the adequacy of the Company’s Code of Ethics and makes recommendations to the Board regarding any amendments, modifications or waivers of the provisions thereof.

The Corporate Governance Committee is composed of at least two members of the Board, each of whom meets the independence requirements under the applicable listing standards of NASDAQ and the SEC. Messrs. Holmes (Chairman), Dalton and Zerrillo are the current members of the Corporate Governance committee. The Board has adopted a written charter for the Corporate Governance Committee. The charter of the Corporate Governance Committee is available on the Company’s website. The address of the Company’s website is http://www.sharpsinc.com. In addition to the responsibilities and functions described above, the Corporate Governance Committee also:

•	recommends a slate of director nominees for approval by the Board and election by the stockholders in connection with the Company’s Annual Meeting of Stockholders;
•	reviews stockholder nominations for candidacy to the Board, if any, and any shareholder proposals affecting corporate governance and makes recommendations to the Board accordingly;
•	periodically reviews overall corporate governance principles, procedures and practices of the Company and makes recommendations to the Board as appropriate;
•	periodically reviews and reports to the Board on the effectiveness of the Company’s corporate governance;
•
periodically reviews the Charter of the Corporate Governance Committee, the Company’s Certificate of Incorporation, Bylaws and other corporate governance documents and recommends any changes or amendments to the Board, as the Committee deems appropriate, including changes necessary to satisfy any applicable requirements of NASDAQ, the SEC and any other regulatory requirements;

•	monitors the independence of directors under all applicable rules and regulations;
•	reviews any potential conflicts of interest between the directors or its executive officers and the interests of the Company;
•	oversees and reviews the Company’s processes for providing information to the Board so that the Board obtains appropriately detailed information in a timely fashion; and
•	provides a report of the Corporate Governance Committee’s activities to the full Board not less than once per year.

In addition to the responsibilities listed above, the Corporate Governance Committee undertakes such other duties as the Board delegates to it and performs such other activities as are consistent with the charter of the Corporate Governance committee.

Stockholders desiring to make recommendations for candidacy to the Board should submit such recommendations to Diana P. Diaz, Corporate Secretary, Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, Texas 77054. The Corporate Governance Committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

The Corporate Governance Committee met one time during the fiscal year ended June 30, 2012.

Director Compensation

The following table provides information about compensation earned for the fiscal year ended June 30, 2012 by non-employee members of the Board of Directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Grants ($) (1)	Restricted Stock Grants (#) (2)	Total Compensation ($)

John W. Dalton	$24,000	$56,482	12,496	$80,482
Parris H. Holmes	$24,000	$47,460	10,500	$71,460
F. Gardner Parker	$40,000	$102,821	22,748	$142,821
Renee P. Tannenbaum (3)	$12,000	$21,990	5,624	$33,990
Philip C. Zerrillo	$24,000	$54,240	12,000	$78,240

Notes:
(1)
As required by SEC rules, amounts in this column represent the aggregate grant date fair value of stock-based compensation expense required by FASB ASC Topic 718 Stock-Based Compensation. The directors' restricted shares were granted and vest quarterly for their service from July 1, 2011 through September 30, 2012.

(2)
Restricted shares were granted on November 17, 2011 and vest quarterly for service from July 1, 2011 through September 30, 2012. Amounts exclude shares which vest after June 30, 2012. The aggregate number of unvested restricted shares held by each non-employee director as of June 30, 2012 was as follows: Mr. Dalton (3,124 shares), Mr. Holmes (2,625 shares), Mr. Parker (5,687 shares), Dr. Tannenbaum (2,812 shares) and Dr. Zerrillo (3,000 shares).

(3)
Dr. Tannenbaum was appointed to the Board of Directors on February 29, 2012. In conjunction with her appointment and service on the Board of Directors, she was granted restricted shares on February 29, 2012.

Non-Employee Board of Director Compensation Policy On November 17, 2011, the Compensation Committee approved Board of Director compensation for the Company's non-employee directors effective for the service period from July 1, 2011 through September 30, 2012, paid or issued quarterly (except for special board meetings) as follows:

	Chairman of the Board	Board Member	Committee Chair	Committee Member
Quarterly Cash Retainer ($)	$10,000	$6,000
Quarterly Restricted Stock Awards (shares):
Board Membership	2,500	2,500
Chairman of the Board	3,000
Audit Committee			375	187
Compensation Committee			187	125
Corporate Governance Committee			250	125
Cash Fees for Special Meetings ($)	$1,000	$1,000

The Compensation Committee is expected to establish a Non-Employee Board of Directors Compensation Policy for the period subsequent to September 30, 2012 consistent with that established on November 17, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table included below in this proxy statement for the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers of the Company who had the highest total compensation for 2012 as set forth in such table (these five executive officers being collectively referred to below as the “Named Executive Officers”). This Compensation Discussion and Analysis will discuss corporate and individual performance targets and goals for senior executive officers, including the Named Executive Officers. These targets, goals and performance are disclosed in the limited context of the Company’s executive compensation program. You should not interpret them as statements of the Company’s expectations or as any form of guidance. We caution you not to apply the statements or disclosures in the Compensation and Discussion Analysis in any other context.

Overview of 2012 Company Performance Fiscal 2012 was a year in which the Company continued to execute its targeted sales and marketing strategy of intense focus on capturing the large market opportunities for our innovative medical waste, used healthcare materials and unused medication management solutions. The realigned sales and marketing efforts include a more deliberate, targeted and multi-layered approach with constant promotional, sales and awareness programs that maximize broader market reach through the internet and other electronic media. Many facets of these efforts are beginning to generate results including: (i) the launch during fiscal year 2011 of the TakeAway Environmental Return System™ in almost half of the 60,000 retail pharmacies in the U.S., (ii) the introduction of the Complete Needle™ Collection & Disposal System in August 2011, (iii) the launch in fiscal year 2012 of three new Pharmaceutical market patient support programs, (iv) the launch during fiscal year 2012 of the Complete Needle™ Collection & Disposal System in 25% of the 60,000 retail pharmacies in the U.S. with firm agreements to reach near 40% by September 2012, (v) an increase in inside and online sales billings in the fourth quarter of fiscal year 2012 of 68.3% over the prior year and (vi) the initiation of a joint marketing alliance with Daniels Sharpsmart which allows us to offer a blended product portfolio to the entire U.S. medical waste market for small, medium and large quantity generators.

The Company’s growth strategies are focused on the Retail, Pharmaceutical and Professional markets. The Company also serves the Home Healthcare, Assisted Living/Hospitality, Core Government, U.S. Government Contract and Other markets. Excluding the impact of the U.S. Government Contract (which terminated effective January 31, 2012), customer billings grew 15.4% due to increases in all core markets except for Core Government. The decline in Core Government market billings is due to the completion of the VA Pilot Program in 2011 pending evaluation of a broader roll-out potential. The increase in Core Billings for our targeted growth markets of Retail, Pharmaceutical and Professional of $3.5 million or 49.7% reflect the success of our focused marketing efforts.

Looking at 2013, the Company expects to expand the number of retail outlets carrying our consumer products and new sponsorship from a variety of product and pharmaceutical manufacturers that serve the diabetic and self-injector marketplace. The Company expects continued inroads into the professional market towards a tipping point as it continually refreshes and creates new approaches to marketing efforts. Finally, the Company expects the joint marketing alliance with Daniels Sharpsmart to be recognized as a key player and full service provider in the market place.

For the fiscal year ended June 30, 2012, SG&A expense was $8.6 million, which reflects a $1.2 million decrease from 2011. Although the prior year included certain special items of about $400 thousand (related to a legal settlement and severance costs), the Company believes the 2012 level of SG&A expense fully reflects the investments in our inside and online sales activity, refocused sales and marketing efforts, and selectively managing personnel to maximize capabilities and align with our strategic focus offset by cost reductions resulting from a cost savings initiative implemented in December 2010.

While focused on growing the business during the year, the Company maintained a strong balance sheet with $17.5 million in cash and $18.6 million in working capital at June 30, 2012.  As of the date of this proxy, the Company had no debt and $2.1 million of credit available pursuant to its amended credit agreement.

The Company believes that the initiatives discussed in this section and launched in fiscal year 2012 will be critical components to achieving expected revenue growth in fiscal year 2013 and beyond.

2012 Compensation Actions Related to Named Executive Officers During the year ended June 30, 2012 and as detailed more in the Summary Compensation Table, the following compensation related actions occurred:

➢	Options to purchase the Company’s stock were granted to Mr. Tusa, Ms. Diaz, Mr. Dance and Mr. Davis.
➢
Increases in severance periods in the event of termination without cause were approved for Mr. Tusa (from 12 months to 18 months), Ms. Diaz (from 3 months to 6 months) and Mr. Dance (from 6 months to 9 months).

➢	Base compensation was increased for Mr. Tusa (from $275,000 to $300,000), Ms. Diaz (from $175,000 to $190,000) and Mr. Dance (from $200,000 to $225,000).
➢	A new Executive Officer Incentive Compensation Plan (“EICP Plan”) was adopted as described later in this section.
➢	No annual cash incentives were paid in fiscal year 2012.

Role of the Compensation Committee The Compensation Committee’s overall goal is to develop executive compensation policies that are consistent with, and linked to, the Company’s strategic business objectives and values.  The Compensation Committee approves the design of, assesses the effectiveness of and administers executive compensation programs in support of the Company’s compensation policies. At least annually, the Company’s Chief Executive Officer reports to the Compensation Committee an evaluation of executive performance and a recommendation regarding salary and other remuneration for executives. The Compensation Committee considers these evaluations and recommendations during its regularly scheduled sessions, and may choose to adopt the recommendations or modify them at its sole discretion. The Compensation Committee reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

Consideration of Recent Shareholder Advisory Votes on Executive Compensation At the Company’s most recent annual meeting of stockholders held on November 17, 2011, the Company’s stockholders approved (i) by a favorable vote of 98.2% of the shares voted on such proposal, the compensation of the Company’s Named Executive Officers as described in the Company’s proxy statement for such annual meeting and (ii) by a favorable vote of 91.3% of the shares voted on such proposal, an advisory proposal to hold future advisory say-on-pay votes annually (once every year). Although these votes are non-binding, the Compensation Committee viewed this strong endorsement of the executive compensation philosophy, policies and decisions as an additional factor supporting the Compensation Committee’s conclusion that the existing approach to executive compensation is appropriate and successful for the Company.

Compensation Philosophy The Company’s executive compensation policies have four primary objectives: (i) to attract and retain highly competent executives to manage the Company’s business, (ii) to offer executives appropriate incentives for accomplishment of the Company’s business objectives and strategy, (iii) to encourage stock ownership by executives to enhance mutuality of interest with stockholders and (iv) to maximize long-term stockholder value.

Elements of Compensation The key elements of the Company’s executive compensation are base salary and an annual compensation pool that includes both cash bonuses (short-term) and stock options (long-term). These key elements are addressed separately below.  In determining compensation, the Compensation Committee considers all elements of an executive’s total compensation package.

Base Salary Base salaries for executives are determined initially by evaluating the executive’s level of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Increases to base salaries are driven primarily by individual performance.  Individual performance is evaluated based on sustained levels of individual contribution to the Company.  When evaluating individual performance, the Compensation Committee considers the executive’s efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers and vendors and demonstrating leadership abilities among co-workers.

Annual Incentives Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive.  Factors considered include Company performance versus expectations, as well as individual accomplishments.  The Compensation Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors.  The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive.  The Compensation Committee believes that the Company’s performance versus expectations and individual accomplishments require subjectivity on the part of the Committee when determining incentive payments.

On February 29, 2012, the Compensation Committee adopted the Executive Incentive Compensation Plan (the “EICP Plan”) beginning with fiscal year 2012 and effective every fiscal year thereafter, unless terminated or modified by the Committee. The EICP Plan, which includes the Company’s Named Executive Officers, is designed to motivate and reward eligible participants whose performance is considered by the Compensation Committee to be critical and integral to the overall success of the Company.  Key provisions of the EICP Plan are described as follows:

•
Annual Compensation Pool - $250,000 in cash bonuses for Named Executive Officers and 300,000 in stock options, with 75,000 of such stock options designated for non-executive employees of the Company (therefore, 225,000 stock options for Named Executive Officers).

•	Part I - 75% of the Annual Compensation Pool

➢
75% of the Annual Compensation Pool is considered earned if the Company reports audited fiscal year financial results (revenue and earnings) equal to or greater than 90% of the corresponding revenue and earnings reflected in the Board of Director-approved financial budget.

➢
Should the Company achieve the above for revenue only, then 50% would be substituted for the 75% in the above paragraph. Should the Company achieve the above for earnings only, then 25% would be substituted for the 75% in the above paragraph.

➢
Assuming achievement of any of the above three scenarios, the Company's CEO would be entitled to 40% of the earned cash bonus and 40% of the earned stock options applicable to the Named Executive Officers. The Company's CEO would make a recommendation to the Committee, for their approval, of the allocation of the remaining 60%.

•
Part II - 25% of the Annual Compensation Pool - The payment or award of 25% of the Annual Compensation Pool would be determined by the Committee in their sole discretion who would consider such items as, (i) individual Executive Officer performance, (ii) Executive Officer accomplishments that position the Company for growth and success and (iii) other parameters considered relevant to the Committee. As part of this process, each Executive Officer will submit to the Committee a "white paper" describing his or her accomplishments over the fiscal year as it relates to positioning the Company for growth and success.

•
Eligibility and Payments to Participants - The Named Executive Officer must be an active, full-time employee of the Company on the last day of the corresponding fiscal year to be eligible for participation in the EICP Plan. Awards shall be determined and paid no later than twenty-one (21) days after the public release of the Company’s annual fiscal year-end financial results.

•
Stock Options and Restricted Stock Awards - Stock options awarded pursuant to the EICP Plan are currently provided to executives through the Company’s 2010 Stock Plan and if applicable, the 1993 Stock Plan, in the form of stock options and restricted stock awards. Key features of these stock plans are included under the caption “Equity Compensation Plan Information.” Stock options, when awarded, have been granted at an option price not less than the fair market value of the Common Stock on the date of grant.  Accordingly, stock options have value only if the price of the Common Stock appreciates after the date the options are granted.  The design focuses executives on the creation of stockholder value over the long-term and encourages equity ownership in the Company.

The EICP Plan, as described in this section, represents the general guidelines the Compensation Committee presently intends to utilize to determine executive incentive compensation.  If, however, at the sole discretion of the Compensation Committee, the Company’s best interest is served by applying different guidelines in special or for unusual circumstances, it reserves the right to do so. The Compensation Committee reserves the right to amend or discontinue the EICP Plan at any time in the best interests of the Company and its stockholders.  Without in anyway limiting the foregoing rights of the Company, should a material business event, significant customer contract, acquisition, disposition or change in control occur during the EICP Plan period, the Compensation Committee reserves the right to amend or supplement the EICP Plan following such event in such manner as the Compensation Committee, in its sole discretion, deems appropriate.

The Compensation Committee shall have full power and authority to interpret and administer the EICP Plan and shall be the sole arbiter of all manners of interpretation and application of the EICP Plan and the Compensation Committee’s determination shall be final.  Any inconsistencies that may occur between the EICP Plan provisions and the calculation of the incentive results will be interpreted and resolved on an individual basis by the Compensation Committee.

EXECUTIVE COMPENSATION TABLES AND RELATED INFORMATION

The following table sets forth compensation earned by the Company's Named Executive Officers for the fiscal years ended June 30, 2012, 2011 and 2010.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($) (1)	Stock Option Awards ($) (2)		All Other Comp ($)		Total

David P.Tusa
Chief Executive Officer and President	2012	$282,692	(3)	$-	$214,625		$21,877	(4)	$519,194
(Principal Executive Officer)	2011	$275,730	(3)	$-	$-		$22,356	(5)	$298,086
	2010	$251,041		$-	$407,272		$11,383	(6)	$669,696
Diana P. Diaz
Vice President and Chief Financial Officer	2012	$179,615	(7)	$-	$51,510		$1,585	(8)	$232,710
(Principal Financial Officer)	2011	$175,000	(7)	$-	$-		$3,619	(8)	$178,619
	2010	$6,700	(7)	$-	$96,000	(7)	$-		$102,700
Claude A. Dance
Executive Vice President Sales & Marketing	2012	$207,000	(9)	$-	$171,700		$12,618	(10)	$391,318
	2011	$201,192		$-	$71,050		$12,379	(11)	$284,621
	2010	$200,000		$-	$89,750		$6,722	(12)	$296,472
Gregory C. Davis
Vice President of Operations	2012	$170,000		$-	$8,585		$7,828	(14)	$186,413
	2011	$137,869	(13)	$-	$92,995		$7,462	(15)	$238,326

Khairan "Al" Aladwani
Vice President of Quality Control/ Assurance	2012	$170,000		$-	$-		$2,207	(8)	$172,207
	2011	$165,576	(16)	$-	$30,450		$2,605	(8)	$198,631
	2010	$160,000		$-	$-		$2,803	(8)	$162,803

Notes:
(1)	Bonuses are reported for the fiscal year earned even if paid in the following fiscal year.
(2)
As required by SEC rules, amounts in this column represent the aggregate grant date fair value of stock-based compensation expense as required by FASB ASC Topic 718 Stock Based Compensation. The assumptions used to determine the aggregate grant date value can be found in the Company’s Form 10-K under the Notes to the Consolidated Financial Statements - Note 2. Summary of Significant Accounting Policies.

(3)
Mr. Tusa was appointed President of the Company in June 2010 and Chief Executive Officer in September 2010. Previously he served as Executive Vice President, Chief Financial Officer and Business Development of the Company. In conjunction with his appointment as President of the Company, Mr. Tusa’s base salary increased from $250,000 to $275,000 effective June 14, 2010. He was elected to the Board at the Annual Meeting in November 2010. In February 2012, Mr. Tusa’s base salary increased from $275,000 to $300,000.

(4)	Amount represents Company-paid medical-related insurance premiums of $7,807, Company-paid 401(k) matching funds of $3,938 and Company-paid vehicle expenses of $10,132.
(5)	Amount represents Company-paid medical-related insurance premiums of $9,240, Company-paid 401(k) matching funds of $3,756 and Company-paid vehicle expenses of $9,360.
(6)	Amount represents Company-paid medical-related insurance premiums of $9,240 and Company-paid 401(k) matching funds of $2,143.
(7)
Ms. Diaz was appointed Vice President and Chief Financial Officer of the Company in June 2010. In conjunction with her appointment, Ms. Diaz’s base salary was set at $175,000 and she was granted 50,000 stock options. In February 2012, Ms. Diaz’s base salary increased from $175,000 to $190.000.

(8)	Amount represents Company-paid 401(k) matching funds.
(9)	In February 2012, Mr. Dance’s base salary increased from $200,000 to $225,000.
(10)	Amount represents Company-paid medical-related insurance premiums of $9,240 and Company-paid 401(k) matching funds of $3,378.
(11)	Amount represents Company-paid medical-related insurance premiums of $9,240 and Company-paid 401(k) matching funds of $3,138.
(12)	Amount represents Company-paid medical-related insurance premiums of $4,620 and Company-paid 401(k) matching funds of $2,102.
(13)
Mr. Davis was appointed Vice President of Operations of the Company in May 2011. In conjunction with his appointment as Vice President of Operations of the Company, Mr. Davis’ base salary increased to $170,000.

(14)	Amount represents Company-paid medical-related insurance premiums of $5,100 and Company-paid 401(k) matching funds of $2,728.
(15)	Amount represents Company-paid medical-related insurance premiums of $5,100 and Company-paid 401(k) matching funds of $2,361.
(16)	In November 2010, Mr. Aladwani’s base salary increased from $160,000 to $170,000.

The following table provides information about option awards granted to the Named Executive Officers during the fiscal year ended June 30, 2012. There were no stock awards or non-equity incentive plan awards granted during the year.

Grants of Plan-Based Awards Table

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

David P.Tusa	11/17/2011	125,000	$3.98	$214,625
Diana P. Diaz	11/17/2011	30,000	$3.98	$51,510
Claude A. Dance	11/17/2011	100,000	$3.98	$171,700
Gregory C. Davis	11/17/2011	5,000	$3.98	$8,585
Khairan "Al" Aladwani	-	-	$-	$-

Notes:
(1)	Options to purchase shares were granted on November 17, 2011 by the Compensation Committee.

The following table provides information about the outstanding options held by the Named Executive Officers as of June 30, 2012.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securties Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

David P.Tusa	100,000	(1)	-		$2.10	11/6/2015
	40,000	(2)	20,000	(3)	$8.50	7/28/2016
	66,667	(4)	33,333	(5)	$4.45	6/14/2017
	-		125,000	(6)	$3.98	11/17/2018

Diana P. Diaz	33,334	(7)	16,666	(8)	$4.45	6/14/2017
	-		30,000	(9)	$3.98	11/17/2018

Claude A. Dance	9,570	(10)	-		$3.01	12/24/2014
	50,000	(11)	-		$2.40	3/26/2015
	16,666	(12)	8,334	(13)	$8.50	7/28/2016
	11,666	(14)	23,334	(15)	$4.65	11/29/2017
	-		100,000	(16)	$3.98	11/17/2018
	-		50,000		$4.65	11/29/2017
Gregory C. Davis	10,000	(17)	-		$4.65	3/5/2014
	4,167	(18)	2,083	(19)	$8.50	7/28/2016
	2,166	(20)	4,334	(21)	$4.65	11/29/2017
	11,666	(22)	23,334	(23)	$4.37	5/18/2018
	-		5,000	(24)	$3.98	11/17/2018

Khairan "Al" Aladwani	16,666	(25)	-		$2.80	6/23/2015
	13,334	(26)	16,666	(27)	$8.50	7/28/2016
	5,000	(28)	10,000	(29)	$4.65	11/29/2017

Notes:
(1)	Represents the vested portion of the option to purchase 100,000 shares granted to Mr. Tusa on November 6, 2008.
(2)	Represents the vested portion of the option to purchase 60,000 shares granted to Mr. Tusa on July 28, 2009.
(3)	Represents the unvested portion of the option to purchase 60,000 shares granted to Mr. Tusa on July 28, 2009. This option vests in equal annual installments over three years ending July 28, 2012.
(4)	Represents the vested portion of the option to purchase 100,000 shares granted to Mr. Tusa on June 14, 2010.
(5)	Represents the unvested portion of the option to purchase 100,000 shares granted to Mr. Tusa on June 14, 2010. This option vests in equal annual installments over three years ending June 14, 2013.
(6)
Represents the unvested portion of the option to purchase 125,000 shares granted to Mr. Tusa on November 17, 2011. This option vests in equal annual installments over four year ending November 17, 2015.

(7)	Represents the vested portion of the option to purchase 50,000 shares granted to Ms. Diaz on June 14, 2010.
(8)	Represents the unvested portion of the option to purchase 50,000 shares granted to Ms. Diaz on June 14, 2010. This option vests in equal annual installments over three years ending June 14, 2013.
(9)
Represents the unvested portion of the option to purchase 30,000 shares granted to Ms. Diaz on November 17, 2011. This option vests in equal annual installments over four years ending November 17, 2015.

(10)	Represents the vested portion of the outstanding option to purchase 9,570 shares granted to Mr. Dance on December 24, 2007.
(11)	Represents the vested portion of the outstanding option to purchase 50,000 shares granted to Mr. Dance on March 26, 2008.
(12)	Represents the vested portion of the option to purchase 25,000 shares granted to Mr. Dance on July 28, 2009.

(13)	Represents the unvested portion of the option to purchase 25,000 shares granted to Mr. Dance on July 28, 2009. This option vests in equal annual installments over three years ending July 28, 2012.
(14)	Represents the vested portion of the option to purchase 35,000 shares granted to Mr. Dance on November 29, 2010.
(15)
Represents the unvested portion of the option to purchase 35,000 shares granted to Mr. Dance on November 29, 2010.  This option vests in equal annual installments over three years ending November 29, 2013.

(16)
Represents the unvested portion of the option to purchase 100,000 shares granted to Mr. Dance on November 17, 2011. This option vests in equal annual installments over four years ending November 17, 2015.

(17)	Represents the vested portion of the option to purchase 10,000 shares granted to Mr. Davis on March 5, 2007.
(18)	Represents the vested portion of the option to purchase 6,250 shares granted to Mr. Davis on July 28, 2009.
(19)	Represents the unvested portion of the option to purchase 6,250 shares granted to Mr. Davis on July 28, 2009. This option vests in equal annual installments over three years ending July 28, 2012.
(20)	Represents the vested portion of the option to purchase 6,500 shares granted to Mr. Davis on November 29, 2010.
(21)
Represents the unvested portion of the option to purchase 6,500 shares granted to Mr. Davis on November 29, 2010. This option vests in equal annual installments over three years ending November 29, 2013.

(22)	Represents the vested portion of the option to purchase 35,000 shares granted to Mr. Davis on May 18, 2011.
(23)
Represents the unvested portion of the option to purchase 35,000 shares granted to Mr. Davis on May 18, 2011. This option grant is in conjunction with Mr. Davis’ appointment to Vice President of Operations. This option vests in equal annual installments over three years ending on May 18, 2014.

(24)
Represents the unvested portion of the option to purchase 5,000 shares granted to Mr. Davis on November 17, 2011. This option vests in equal annual installments over four years ending November 17, 2015.

(25)	Represents the vested portion of the outstanding option to purchase 20,000 shares granted to Mr. Aladwani on June 23, 2008.
(26)	Represents the vested portion of the option to purchase 20,000 shares granted to Mr. Aladwani on June 23, 2009.
(27)	Represents the unvested portion of the option to purchase 20,000 shares granted to Mr. Aladwani on July 28, 2009. This option vests in equal annual installments over three years ending July 28, 2012.
(28)	Represents the vested portion of the option to purchase 15,000 shares granted to Mr. Aladwani on November 29, 2010.
(29)
Represents the unvested portion of the option to purchase 15,000 shares granted to Mr. Aladwani on November 29, 2010. This option vests in equal annual installments over three years ending on November 29, 2013.

The following table shows for each of the Named Executive Officers the aggregate number of any options exercised and the value realized (market value of the underlying shares on exercise minus the exercise price). The Company has not awarded shares of restricted stock or similar rights to any of our Named Executive Officers, and accordingly no such shares, units or rights vested during fiscal year 2012.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Exercise

David P.Tusa	64,103	$179,334	-	$-
Diana P. Diaz	-	$-	-	$-
Claude A. Dance	-	$-	-	$-
Gregory C. Davis	-	$-	-	$-
Khairan "Al" Aladwani	-	$-	-	$-

Equity Compensation Plan Information

The following table provides information as of June 30, 2012 regarding the equity compensation plans under which the Company’s equity securities are authorized for issuance.

Equity Compensation Plan Table

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

2010 Stock Plan as approved by shareholders (1)	494,748	$4.02	372,384

Notes:
(1)  Represents stock options issued under the Sharps Compliance Corp. 2010 Stock Plan. The 2010 Stock Plan replaced the 1993 Stock Plan in November 2010. There are 600,683 stock options issued under the 1993 Stock Plan (with a weighted average exercise price of $4.95) which remain outstanding subsequent to the replacement of the 1993 Stock Plan.

Sharps Compliance Corp. 2010 Stock Plan

General. The 2010 Stock Plan, approved by the stockholders of the Company, is intended to advance the best interests of the Company and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company. The Plan permits the grant of incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), restricted stock, restricted stock unit awards (“RSUs”),  other stock-based awards and cash-based awards (individually or collectively, the “Awards”). Grants of ISOs are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986 as amended (the “Internal Revenue Code”). The 2010 Stock Plan includes a forfeiture provision which allows the Administrator, under certain circumstances, to cancel unexercised stock awards previously granted to a participant.

Shares Subject to the 2010 Stock Plan.  The 2010 Stock Plan provides for the issuance of up to 1,000,000 shares of the Company’s common stock, of which 372,384 are available for issuance under the 2010 Stock Plan.

Administration.  The 2010 Stock Plan is administered by the Compensation Committee, except in the case of awards issued to directors, which are administered by the Board (individually or collectively, the “Administrator”).   Subject to the terms of the 2010 Stock Plan, the Administrator has the authority to determine the persons to whom Awards will be granted; the number and exercise price of shares of stock covered in each Award; the terms, provisions and conditions of each Award; acceleration of vesting; and all other determinations and actions necessary to properly administer the plan.  The Administrator may authorize one or more officers of the Company to designate employees to receive Awards as well as the size of such Awards, subject to certain limitations.

Eligibility.  Awards may be granted to employees and directors of the Company, except for ISOs which can only be awarded to key employees.  Awards other than ISOs may also be granted to persons who are expected to become key employees within six months.

Awards.  Options and Restricted Stock Awards may be granted under the 2010 Stock Plan at the discretion of the Administrator.  The Administrator specifies the terms and any restrictions on the awards.  Other Awards may be granted under the 2010 Stock Plan at the discretion of the Administrator including RSUs and cash based awards. However, these have not been awarded in the past and are not expected to be used under existing incentive plans.

Change in Capital Structure.  The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Company’s Common Stock or stock rights, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

Change in Control.  In the event of an occurrence of a change in control of the Company as defined in the 2010 Stock Plan, all outstanding ISOs and NQSOs and Restricted Stock Awards granted under the Plan will become fully vested and exercisable and all risk of forfeiture restrictions applicable thereto shall lapse.  The effect, if any, of a change in control of the Company on any other Award granted under the Plan will be determined in accordance with the award agreement applicable to such award.

Federal Income Tax Consequences. The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and awards pursuant to the Plan under the law as in effect on the date of this proxy statement. The rules governing the tax treatment of such options and awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the Plan, nor does it address state, local, or non-U.S. taxes.

A participant generally is not required to recognize income on the grant of an Award other than a cash–based award. Instead, ordinary income generally is recognized on the date the option is exercised, or in the case of restricted stock awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the awards. In general, the amount of ordinary income required to be recognized is (a) in the case of an option, an amount equal to the excess, if any, of the fair market value of shares on the exercise date over the exercise price and (b) in the case of restricted stock awards, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts. Upon payment of a cash-based award, a participant is required to recognize ordinary income in the amount of the award.

Termination and Amendment of the 2010 Stock Plan.  The Board of Directors may terminate or amend the 2010 Stock Plan in any respect or at any time, except that no amendment requiring stockholder approval will be effective without approval of the stockholders as required by applicable law or stock exchange rules.

Sharps Compliance Corp. 1993 Stock Plan. In November 2010, the stockholders of the Company approved the 2010 Stock Plan which replaced the 1993 Stock Plan.   As of September 24, 2012, there are 600,683 stock options issued previously under the 1993 Stock Plan which remain outstanding subsequent to the replacement of the 1993 Stock Plan with the 2010 Stock Plan.  These stock options have a weighted average exercise price of $4.95 per share.

Employment Contract, Termination of Employment and Change in Control Agreements

On September 7, 2010, the Company announced that Dr. Kunik would retire as the Company’s Chief Executive Officer, effective September 30, 2010, and that he would not stand for reelection to the Board of Directors at the 2010 annual meeting. Dr. Kunik and the Company entered into an agreement dated September 7, 2010, which outlined the terms of Dr. Kunik’s separation (the “Separation Agreement”). Under the Separation Agreement, the Company’s Board of Directors’ determined that Dr. Kunik was entitled to, (i) a cash payment of $477,314 ($68,188 payable on September 30, 2010 and $409,126 payable on April 1, 2011) in exchange for cancellation of Dr. Kunik’s final employment agreement dated November 29, 2004, which was scheduled to expire under its own terms in December 2011, (ii) acceleration of the vesting of 40,000 shares held by Dr. Kunik at September 30, 2010, and (iii) “piggyback” rights with respect  any public offering by the Company through September 30, 2012. The Separation Agreement also includes customary confidentiality, non-compete and release provisions.

On September 7, 2010, the Company and Dr. Kunik entered into a consulting agreement, whereby Dr. Kunik provided certain consulting services to the Company during the term from October 1, 2010 through September 30, 2011. Dr. Kunik was paid a monthly amount of $10,000 (in arrears) for services provided.

The Company appointed David. P. Tusa as Chief Executive Officer on September 30, 2010. On June 14, 2010, the Company promoted Mr. Tusa to President and amended his employment agreement to reflect an increase in annual base salary to $275,000. Effective March 1, 2012, Mr. Tusa’s employment agreement was amended to reflect an increase in annual base salary to $300,000. Prior to the amendments stated above, Mr. Tusa’s employment agreement, originally dated July 14, 2003, reflected his initial position with the Company as Executive Vice President, Chief Financial Officer and Business Development and periodic salary revisions through August 19, 2005 to a level of $250,000. The amended agreement expires one year from its effective date, subject to automatic annual extensions. The amended employment agreement further provides that if the Company terminates the employment of Mr. Tusa without cause at any time during the term, Mr. Tusa would be entitled to severance equal to eighteen (18) month's salary, plus a pro-rata portion of any earned bonus. Additionally, Mr. Tusa would be entitled to continuation of all employee benefits until the earlier of the end of the severance period or employment with another organization.

The Company entered into an employment agreement to promote Claude A. Dance to Senior Vice President of Sales and Marketing, on December 26, 2007 at an annual base salary of $200,000. On November 17, 2011, the Company promoted Mr. Dance to Executive Vice President of Sales and Marketing. Effective March 1, 2012, Mr. Dance’s employment agreement was amended to reflect an increase in annual base salary to $225,000. The amended employment agreement further provides for severance of nine (9) months should Mr. Dance be terminated without cause. In connection with his employment, the Company and Mr. Dance entered into a Non-Competition and Confidentiality Agreement.

The Company entered into an employment agreement with Diana P. Diaz as the Company’s Vice President and Chief Financial Officer on June 14, 2010 at an annual base salary of $175,000. Effective March 1, 2012, Ms. Diaz’s employment agreement was amended to reflect an increase in annual base salary to $190,000. In conjunction with her initial employment, Ms. Diaz was awarded a non-qualified stock option to purchase 50,000 shares of the Company’s Common Stock (issued under the 1993 Stock Plan) on June 14, 2010. The options are scheduled to vest at a rate of 33.3% per year at each of the first three anniversary dates of Ms. Diaz’s employment agreement, expiring on the seventh anniversary date of Ms. Diaz’s employment agreement. The amended employment agreement further provides for severance of six (6) months’ salary should Ms. Diaz be terminated without cause. In connection with her employment, the Company and Ms. Diaz entered into a Non-Competition and Confidentiality Agreement.

The Company entered into an employment agreement to promote Greg Davis to Vice President of Operations, on May 18, 2011. The employment agreement provides for a base salary of $170,000. Mr. Davis was awarded a non-qualified stock option to purchase 35,000 shares of the Company’s Common Stock (issued under the 2010 Stock Plan) on May 18, 2011. The options are scheduled to vest a rate of 33.3% per year at each of the first three anniversary dates of Mr. Davis’ employment agreement, expiring on the seventh anniversary date of Mr. Davis’ employment agreement.

The Company entered into an employment agreement to promote Khairan “Al” Aladwani to Vice President of Quality Control/Assurance on October 1, 2009. The employment agreement provides for a base salary of $160,000 which was increased to $170,000 in November 2010. In connection with his employment, the Company and Mr. Aladwani entered into a Non-Competition and Confidentiality Agreement.

Non-Binding Advisory Vote on Executive Compensation - PROPOSAL TWO (2)

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act required the SEC to adopt rules requiring the Company to seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our executive officers disclosed pursuant to Section 14A of the Exchange Act and Item 402 of Regulation S-K.

The Company’s overall goal is to develop executive compensation policies that are consistent with, and linked to, the Company’s strategic business objectives and values. The Company’s executive compensation policies have four primary objectives: to attract and retain highly competent executives to manage the Company’s business, to offer executives appropriate incentives for accomplishment of the Company’s business objectives and strategy, to encourage stock ownership by executives to enhance mutuality of interest with stockholders and to maximize long-term stockholder value. The key elements of the Company’s executive compensation are base salary and an annual compensation pool that includes both cash bonuses (short-term) and stock options (long-term).

A detailed discussion of the Company’s executive compensation in 2012 is set forth under the captions “Executive Compensation” and “Compensation Discussion and Analysis.” Stockholders are encouraged to read this material in its entirety to obtain an informed understanding of our executive compensation program.

This proposal, commonly referred to as “say-on-pay,” enables stockholders the opportunity to express their views regarding the Company’s executive compensation program in general and not of any one or more particular elements of that program.  Stockholders have the opportunity to vote for, against, or abstain from voting on approval of 2012 executive compensation. This vote is a non-binding advisory vote on 2012 executive compensation. Accordingly, the following resolution will be submitted for a stockholder vote at the 2012 Annual Meeting:

RESOLVED, that the stockholders of Sharps Compliance Corp. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Proxy Statement pursuant to Item 402 of Securities Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.

The Board of Directors recommends that Stockholders vote “For” approval, on an advisory basis, of 2012 executive compensation.  The Compensation Committee and the full Board intend to consider and take into account the outcome of this non-binding advisory vote in making future executive compensation decisions.

Ratification of Independent Registered Public Accountants - PROPOSAL THREE (3)

Independent Registered Public Accountants The firm of UHY LLP ("UHY") acts as our principal independent registered public accounting firm.   UHY personnel work under the direct control of UHY partners and are leased from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.

UHY has been engaged by the Audit Committee of the Board of Directors of the Company (the “Board”) as its independent registered public accountants since January 8, 2002. Management expects that a representative of UHY will be present at the Annual Meeting, will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

Fee Information Fees for professional services provided by our independent registered public accountants in each of the last two fiscal years, in each of the following categories, are:

	2012	2011
Audit fees	$168,000	$168,000
Audit-related fees	-0-	2,900
Tax fees	-0-	-0-
All other fees	-0-	-0-
	$168,000	$170,900

Fees for audit services include fees associated with the annual audit, including the audit of internal control over financial reporting and the reviews of the Company’s quarterly reports on Form 10-Q. Audit-related fees include fees for consents and comfort letters provided for registration statements and offerings. There were no fees for tax related services or any other fees billed by the Company’s independent registered public accountants. All of the above noted services performed and fees billed by the Company’s independent registered public accountants were pre-approved in compliance with the Company’s Audit Committee Charter.

 Pre-Approval Policies and Procedures In accordance with its charter, the Audit Committee pre-approves all audit services and permissible non-audit services to be performed for us by the Company’s independent registered public accountants.  Under this policy, services are pre-approved as follows:

•      Annually, the Company’s independent auditors and management present to the Audit Committee the audit and non-audit services to be provided during the upcoming fiscal year and the estimated fees associated with each such service.  The Audit Committee pre-approves or rejects the proposed services and fees as it deems appropriate.

•      If additional audit or non-audit services are presented for pre-approval during the year, the Audit Committee pre-approves or rejects such additional services and the fees associated with such services as it deems appropriate.

•      In deciding whether to pre-approve any proposed services, the Audit Committee considers, (i) potential conflicts of the proposed services with SEC and PCAOB rules on auditor independence, (ii) whether the independent registered public accountants are qualified to perform the proposed services, (iii) the benefits of the proposed services to the Company and (iv) the relationship between fees for audit and non-audit services.  The Audit Committee will not approve proposed services that it believes, individually or in the aggregate, may impair the independence of the independent registered public accountants.

•      The independent registered public accountants provide updates regularly with respect to, and the Audit Committee reviews, the services actually provided by the independent registered public accountants and the fees incurred with respect to those services.

Although shareholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by law or the procedures adopted by the Company’s Board of Directors, the Committee’s selection of UHY as the Company’s independent registered public accounting firm for the current fiscal year is being submitted for ratification by the stockholders at the annual meeting because the Company’s Board of Directors has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of UHY. Even if the selection of UHY is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The Board of Directors recommends that Stockholders vote “For” the ratification of UHY as the Company’s independent registered public accountants for the current fiscal year.

OTHER

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries through fiscal 2012. None of the Company’s executive officers serves on the board of directors or compensation committee, or any other committee serving an equivalent function, of another entity that employs any member of the Company’s Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Paragraph 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based  solely on a review of the copies of the Section 16(a) reports and all amendment thereto furnished to the Company during the fiscal year ended June 30, 2012, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with.

Stockholders’ Proposals for the 2013 Annual Meeting

Any proposals of holders of Common Stock intended to be presented pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8") at the Annual Meeting of Stockholders to be held in 2013 must be received by the Company, addressed to the Corporate Secretary of the Company at 9220 Kirby Drive, Suite 500, Houston, Texas 77054, by June 5, 2013 to be considered for inclusion in the Company's proxy statement and form of proxy related to such meeting. After June 5, 2013, notice to the Company of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its 2013 Annual Meeting of Stockholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

Communications with the Board of Directors

Individuals may communicate with the Company’s Board by submitting a letter addressed to the member or members of the Board to whom the communication is directed, care of the Company’s Corporate Secretary, Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, Texas 77054.  All such communications, other than unsolicited commercial solicitations or communications will be forwarded to the appropriate director or directors for review.

Other Matters

As of the date of this Proxy Statement, management does not intend to present any other items of business, and is not aware of any matters to be presented for action at the Annual Meeting other than those described above.  However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in accordance with their best judgment on such matters.

Expenses of Solicitation

The cost of preparing, assembling and mailing this proxy-soliciting material is paid by the Company.  In addition to solicitation by mail, the Company’s directors, officers and employees may solicit proxies by telephone or other means of communication.  Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries that hold the voting securities of record, for the forwarding of solicitation materials to be beneficial owners thereof.  The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

By order of the Board of Directors

______________________________
Diana P. Diaz
Corporate Secretary

Houston, Texas
October 3, 2012

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY OR PROXIES IN THE SELF-ADDRESSED ENVELOPE.

REVOCABLE PROXY
SHARPS COMPLIANCE CORP.
ANNUAL MEETING OF STOCKHOLDERS
November 15, 2012
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoint(s) David P. Tusa and Diana P. Diaz, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and vote, as designated below, all of the shares of the Common Stock, par value $0.01 per share, of Sharps Compliance Corp. (the "Company") held of record by the undersigned at the close of business on September 24, 2012, at the Annual Meeting of Stockholders to be held on November 15, 2012, or any adjournment(s) thereof.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE
INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

Ä	FOLD AND DETACH HERE	Ä

SHARPS COMPLIANCE CORP. - ANNUAL MEETING, NOVEMBER 15, 2012

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:
http://www.cfpproxy.com/5284

You can vote in one of three ways:

1.	Call toll free 1-888-294-5390 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at http://www.rtcoproxy.com/smed and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

REVOCABLE PROXY
SHARPS COMPLIANCE CORP.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE				ANNUAL MEETING OF STOCKHOLDERS November 15, 2012

		For All	Withhold All	For All Except	2.	TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION ON AN ADVISORY	For	Against	Abstain
1.	PROPOSAL TO ELECT SIX DIRECTORS TO	☐	☐	☐		BASIS.	☐	☐	☐
HOLD OFFICE UNTIL THE NEXT ANNUAL
	MEETING OF STOCKHOLDERS OR UNTIL				3.	TO RATIFY THE SELECTION BY THE	For	Against	Abstain
	THE ELECTION AND QUALIFICATION OF THEIR RESPECTIVE SUCCESSORS.					AUDIT COMMITTEE OF THE BOARD OF DIRECTORES OF UHY LLP AS INDEPENDENT	☐	☐	☐
	Nominees:					REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.
	(01) JOHN W. DALTON, (02) PARRIS H. HOLMES, (03) F. GARDNER PARKER (04) DR. RENEE P. TANNENBAUM, (05) DAVID P. TUSA AND (06) DR. PHILIP C. ZERRILLO				4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.					This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). The Board of Directors recommends that votes be cast FOR the election of all the nominees for the Board of Directors, FOR approval of the Company's executive compensation, FOR the ratification of the selection by the Audit Committee of the Board of Directors of UHY LLP as independent registered public accounting firm for the current fiscal year and in the discretion of the Proxies with respect to any other matter that is properly presented at the meeting. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Board of Directors.

					Mark here if you plan to attend the meeting				☐

					Mark here for address change and note change				☐
Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Please execute this proxy as your name appears hereon. When shares are held by joint tenents, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

Ã	FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL	Ã

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:
1.    By Mail; or
2.    By Telephone (using a Touch-Tone Phone); or
3.    By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., November 14, 2012. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet

Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., November 14, 2012:	anytime prior to 3 a.m., November 14, 2012 go to
1 -888-294-5390	http ://www. rtcoproxy. com/smed

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	http://www.cfpproxy.com/5284

Your vote is important!

REVOCABLE PROXY
SHARPS COMPLIANCE CORP.
			For	Against	Abstain
ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 15, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	1.	PROPOSAL TO ELECT SIX DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THE ELECTION AND QUALIFICATION OF THEIR RESPECTIVE SUCCESSORS.	☐	☐	☐
The undersigned hereby appoint(s) David P. Tusa and Diana P. Diaz, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and vote, as designated below, all of the shares of the Common Stock, par value $0.01 per share, of Sharps Compliance Corp. (the "Company") held of record by the undersigned at the close of business on September 24, 2012, at the Annual Meeting of Stockholders to be held on November 15, 2012, or any adjournment(s) thereof.

JOHN W. DALTON, PARRIS H. HOLMES, F. GARDNER PARKER, DR. RENEE P. TANNENBAUM, DAVID P. TUSA AND DR. PHILIP C. ZERRILLO

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

			For	Against	Abstain
	2.	TO APPROVE THE COMPANY'S COMPENSATION ON AN ADVISORY BASIS.	☐	☐	☐

	3.	TO RATIFY THE SELECTION BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORES OF UHY LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR	For ☐	Against ☐	Abstain ☐
	4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). The Board of Directors recommends that votes be cast FOR the election of all the nominees for the Board of Directors, FOR approval of the Company's executive compensation, FOR the ratification of the selection by the Audit Committee of the Board of Directors of UHY LLP as independent registered public accounting firm for the current fiscal year and in the discretion of the Proxies with respect to any other matter that is properly presented at the meeting. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Board of Directors.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Please execute this proxy as your name appears hereon. When shares are held by joint tenents, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ã	Detach above card, sign, date and mail in postage paid envelope provided.	Ã

SHARPS COMPLIANCE CORP.
PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.